                                                                    Exhibit 99.3



                              REPORT OF INDEPENDENT ACCOUNTANTS


The Stockholders and Board of Directors
Conrail Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Conrail Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania  19103


January 21, 1997,
except as to Note 2, which is as of March 7, 1997

                                         CONRAIL INC.
                              CONSOLIDATED STATEMENTS OF INCOME

                                           Years ended December 31,
                                         ---------------------------
($ In Millions Except Per Share Data)      1996       1995      1994
                                         ------     ------    ------
Revenues                                 $3,714     $3,686    $3,733
                                         ------     ------    ------
Operating expenses
  Way and structures                        462        485       499
  Equipment                                 803        766       815
  Transportation                          1,385      1,324     1,379
  General and administrative                328        370       350
  Voluntary separation programs (Note 3)    135
  Asset disposition charge (Note 10)                   285
  Early retirement program (Note 11)                              84
                                         ------     ------    ------
    Total operating expenses              3,113      3,230     3,127
                                         ------     ------    ------

Income from operations                      601        456       606
Interest expense                           (182)      (194)     (192)
Other income, net (Note 12)                 112        130       118
                                         ------     ------    ------
Income before income taxes                  531        392       532

Income taxes (Note 7)                       189        128       208

                                         ------     ------    ------
Net income                               $  342     $  264    $  324
                                         ======     ======    ======

Net income per common share (Note 1)
    Primary                              $ 4.25     $ 3.19    $ 3.90
    Fully diluted                          3.89       2.94      3.56
Ratio of earnings to fixed charges
 (Note 1)                                  3.19x      2.51x     3.19x

See accompanying notes.

                                         CONRAIL INC.
                                 CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                                  ----------------
($ In Millions)                                     1996      1995
                                                  ------    ------
         ASSETS
Current assets
  Cash and cash equivalents                       $   30    $   73
  Accounts receivable                                630       614
  Deferred tax assets (Note 7)                       293       333
  Material and supplies                              139       158
  Other current assets                                25        28
                                                  ------    ------
     Total current assets                          1,117     1,206
Property and equipment, net (Note 4)               6,590     6,408
Other assets                                         695       810
                                                  ------    ------
     Total assets                                 $8,402    $8,424
                                                  ======    ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                           $   99    $   89
  Current maturities of long-term debt (Note 6)      130       181
  Accounts payable                                   135       113
  Wages and employee benefits                        143       183
  Casualty reserves                                  141       110
  Accrued and other current liabilities (Note 5)     444       494
                                                  ------    ------
     Total current liabilities                     1,092     1,170
Long-term debt (Note 6)                            1,876     1,911
Casualty reserves                                    190       217
Deferred income taxes (Note 7)                     1,478     1,393
Special income tax obligation (Note 7)               346       440
Other liabilities                                    313       316
                                                  ------    ------
     Total liabilities                             5,295     5,447
                                                  ------    ------
Commitments and contingencies (Note 13)
Stockholders' equity (Notes 2 and 9)
  Preferred stock (no par value; 15,000,000
    shares authorized; no shares issued)
  Series A ESOP convertible junior preferred
    stock (no par value; 10,000,000 shares
    authorized; 7,303,920 and 9,770,993 shares
    issued and outstanding, respectively)            211       282
  Unearned ESOP compensation                        (222)     (233)
  Common stock ($1 par value; 250,000,000
    shares authorized; 87,768,428 and 85,392,392
    shares issued, respectively; 82,244,973 and
    82,094,675 shares outstanding, respectively)      88        85
  Additional paid-in capital                       2,404     2,187
  Employee benefits trust, at market (3,394,988
    and 4,706,665 shares, respectively)             (384)     (329)
  Retained earnings                                1,357     1,176
                                                  ------    ------
                                                   3,454     3,168
  Treasury stock, at cost (5,523,455 and
    3,297,717 shares, respectively)                 (347)     (191)
                                                  ------    ------
     Total stockholders' equity                    3,107     2,977
                                                  ------    ------
     Total liabilities and stockholders' equity   $8,402    $8,424
                                                  ======    ======
See accompanying notes.




                                                                      CONRAIL INC.
                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                           Series A      Unearned             Additional   Employee
                                          Preferred          ESOP   Common      Paid-in    Benefits    Retained   Treasury
($ In Millions Except Per Share Data)         Stock  Compensation    Stock      Capital       Trust    Earnings      Stock
                                          ---------  ------------   ------   ----------    --------    --------   --------

Balance, January 1, 1994                     $286          $(253)      $80      $1,819                 $  857       $  (5)
  Amortization                                                10
  Net income                                                                                              324
  Common dividends, $1.40 per share                                                                      (111)
  Preferred dividends, $2.165 per share                                                                   (21)
  Common shares acquired                                                                                              (94)
  Exercise of stock options                                                         14
  Other                                        (3)                                  15                      7
                                           ------         ------     ------     ------     ------      ------      ------
Balance, December 31, 1994                    283           (243)       80       1,848                  1,056         (99)
  Amortization                                                10
  Net income                                                                                              264
  Common dividends, $1.60 per share                                                                      (129)
  Preferred dividends, $2.165 per share                                                                   (21)
  Common shares acquired                                                                                              (92)
  Exercise of stock options                                                          6
  Establishment of employee benefits trust                               5         245      $(250)
  Employee benefits trust transactions, net                                         84        (79)
  Other                                        (1)                                   4                      6
                                           ------         ------    ------      ------     ------      ------      ------
Balance, December 31, 1995                    282          (233)        85       2,187       (329)      1,176        (191)
  Amortization                                               11
  Net income                                                                                              342
  Common dividends, $1.80 per share                                                                      (146)
  Preferred dividends, $2.165 per share                                                                   (20)
  Common shares acquired                                                                                             (156)
  Exercise of stock options                                                         29         53
  Employee benefits trust transactions, net                                        128       (116)
  Effects of voluntary separation programs     (8)                                              8
  Effects of CSX tender offer (Note 2)        (63)                       3          60
  Other                                                                                                     5
                                           ------        ------     ------      ------     ------      ------      ------
Balance, December 31, 1996                   $211         $(222)       $88      $2,404      $(384)     $1,357       $(347)
                                           ======        ======     ======      ======     ======      ======      ======

See accompanying notes.

                                                    CONRAIL INC.
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                Years ended December 31,
                                               ------------------------
($ In Millions)                                 1996      1995     1994
                                               -----     -----   -----
Cash flows from operating activities
  Net income                                   $ 342      $ 264   $ 324
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Voluntary separation programs                135
    Asset disposition charge                                285
    Early retirement program                                         84
    Depreciation and amortization                283        293     278
    Deferred income taxes                        183        108     150
    Special income tax obligation                (94)       (73)    (62)
    Gains from sales of property                 (24)       (27)    (18)
    Pension credit                               (46)       (43)    (46)
    Changes in:
      Accounts receivable                        (16)        32      (2)
      Accounts and wages payable                 (18)         8      41
    Settlement of tax audit                      (39)
    Other                                        (37)       (74)    (52)
                                               -----      -----   -----
      Net cash provided by operating
       activities                                669        773     697
                                               -----      -----   -----
Cash flows from investing activities
  Property and equipment acquisitions           (387)      (415)   (490)
  Proceeds from disposals of properties           34         38      32
  Other                                          (46)       (59)    (23)
                                               -----     ------   -----
      Net cash used in investing activities     (399)      (436)   (481)
                                               -----      -----   -----
Cash flows from financing activities
  Repurchase of common stock                    (156)       (92)    (94)
  Net proceeds from (repayments of)
    short-term borrowings                         10        (23)     33
  Proceeds from long-term debt                    26         85     114
  Payment of long-term debt                     (184)      (134)   (158)
  Loans from and redemptions of
    insurance policies                            95
  Dividends on common stock                     (146)      (129)   (111)
  Dividends on Series A preferred stock          (25)       (21)    (16)
  Proceeds from stock options and other           67          7      21
                                               -----      -----   -----
    Net cash used in financing
       activities                               (313)      (307)   (211)
                                               -----      -----   -----
Increase (decrease) in cash and cash equivalents (43)        30       5
Cash and cash equivalents
  Beginning of year                               73         43      38
                                               -----      -----   -----
  End of year                                  $  30      $  73   $  43
                                               =====      =====   =====

See accompanying notes.








                                     CONRAIL INC.
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies
   ------------------------------------------
       Industry
       --------
   Conrail Inc. ("Conrail") is a holding company of which the principal subsidiary is Consolidated Rail Corporation ("CRC"), a freight railroad which operates within the northeast and midwest United States and the Province of Quebec.

       Principles of Consolidation
       ---------------------------
   The consolidated financial statements include Conrail and majority-owned subsidiaries. Investments in 20% to 50% owned companies are accounted for by the equity method.

       Cash Equivalents
       ----------------
   Cash equivalents consist of commercial paper, certificates of deposit and other liquid securities purchased with a maturity of three months or less, and are stated at cost which approximates market value.

       Material and Supplies
       ---------------------
   Material and supplies consist mainly of fuel oil and items for maintenance of property and equipment, and are valued at the lower of cost, principally weighted average, or market.

       Property and Equipment
       ----------------------
   Property and equipment are recorded at cost. Depreciation is provided using the composite straight-line method. The cost (net of salvage) of depreciable property retired or replaced in the ordinary course of business is charged to accumulated depreciation and no gain or loss is recognized.

       Asset Impairment
       ----------------
   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Expected future cash flows from the use and disposition of long-lived assets are compared to the current carrying amounts to determine the potential impairment loss.

       Revenue Recognition
       -------------------
   Revenue is recognized proportionally as a shipment moves on the Conrail system from origin to destination.

       Earnings Per Share
       ------------------
   Primary earnings per share are based on net income adjusted for the effects of preferred dividends net of income tax benefits, divided by the weighted average number of shares outstanding during the period, including the dilutive effect of stock options. Fully diluted earnings per share assume conversion of Series A ESOP Convertible Junior Preferred Stock ("ESOP Stock") into Conrail common stock. Net income amounts applicable to fully diluted earnings per share have been adjusted by the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.



   Shares in the Conrail Employee Benefits Trust are not considered outstanding for computing earnings per share. The weighted average number of shares of common stock outstanding during each of the most recent three years are as follows:

                                  1996           1995         1994
                            ----------     ----------   ----------
   Primary weighted
    average shares          77,628,825     78,733,947   79,674,781
   Fully diluted weighted
    average shares          87,325,575     88,702,712   89,562,721


       Ratio of Earnings to Fixed Charges
       ----------------------------------
   Earnings used in computing the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

       New Accounting Standards
       ------------------------
   During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121) and SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS
   123), which are both effective in 1996. The Company has decided to adopt only the disclosure provisions of SFAS 123 in 1996 and continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans. The Company adopted SFAS 121 in the first quarter of 1996 and determined that it did not have a material effect on its financial statements.

       Use of Estimates
       ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Proposed Merger
   ---------------
   On October 14, 1996, Conrail, CSX Corporation ("CSX") and a subsidiary of CSX entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement"), pursuant to which Conrail was to be merged with a subsidiary of CSX in a merger-of-equals transaction.

   On October 24, 1996, Norfolk Southern Corporation ("Norfolk") commenced an unsolicited tender offer for all outstanding Conrail voting stock at $100 per share in cash. Norfolk has since increased its offer to $115 per share in cash.

   On November 20, 1996, CSX concluded its first tender offer and purchased approximately 19.9% of Conrail's outstanding shares for $110 per share.

   On December 18, 1996, CSX and Conrail entered into a second amendment to the Merger Agreement (the "Second Amendment") that would, among other things, (i) increase the consideration payable pursuant to the merger, (ii) accelerate the consummation of the merger to immediately following the receipt of applicable shareholder approvals and prior to the Surface Transportation Board ("STB") approval and (iii) extend until December 31, 1998 an exclusivity period during which the Conrail Board agreed not to withdraw or modify its recommendations of the CSX transactions, approve or recommend any takeover proposal or cause Conrail to enter into any agreement related to any takeover proposal.

   On January 13, 1997, Norfolk issued a press release announcing that it would offer to purchase shares representing 9.9% of the outstanding shares for $115 per share, in the event that Conrail shareholders did not approve a proposal to opt out of a Pennsylvania statute (the "Opt Out Proposal") at the meeting of shareholders to be held on January 17, 1997 (the "Special Shareholders Meeting").

   On January 17, 1997, Conrail shareholders voted at the Special Shareholders Meeting against the Opt Out Proposal.

   On February 4, 1997, the amended Norfolk tender offer expired, and Norfolk subsequently purchased approximately 8.2 million shares pursuant thereto.

   On March 7, 1997, Conrail and CSX entered into a Third Amendment (the "Third Amendment") to the Merger Agreement. Pursuant to the Third Amendment, (i) the price per share has been increased from $110 to $115, and the number of shares to be purchased in the tender offer has been increased to all outstanding shares. The tender offer is scheduled to close April 18, 1997 (subject to extension by CSX to June 2, 1997 whether or not the conditions have been satisfied), (ii) the consideration paid per share in the merger for all remaining outstanding shares following consummation of the offer has been increased to $115 in cash and (iii) the conditions to the offer relating to certain provisions of Pennsylvania law becoming inapplicable to Conrail and relating pending governmental actions or proceedings have been deleted.

   The Third Amendment also provides that CSX will have sole control over the regulatory approval process and will be free to conduct by itself discussions with other railroads, including Norfolk, relating to competitive issues raised by the CSX transactions, and to enter into any resulting agreement. It is anticipated that CSX and Norfolk will negotiate an appropriate division of Conrail's assets; however, neither the pending CSX tender offer nor the merger is conditioned on CSX's reaching an agreement with Norfolk.

   Pursuant to the Third Amendment, three members of Conrail's Board of Directors approved by CSX shall be invited to join the CSX Board of Directors and a transition team will be established, the leadership of which will include senior executive officers of CSX and Conrail to ensure the orderly operation of Conrail during the regulatory approval process and an orderly transition thereafter.

   Under the Third Amendment, Conrail and CSX agreed to reduce from December 31, 1998 to December 31, 1997 the period of time during which the Conrail Board is prohibited from (i) withdrawing or modifying, or publicly proposing to withdraw or modify, its approval or recommendation of the CSX transactions, in a manner adverse to CSX, (ii) approving or recommending, or publicly proposing to approve or recommend, any competing proposal or (iii) causing Conrail to enter into any agreement related to any such competing proposal.

   Under the Merger Agreement as amended, Conrail may terminate the Merger Agreement in the event that after June 2, 1997, CSX fails to consummate the tender offer for any reason other than the non-occurrence of any condition to the tender offer. In the event that CSX fails to consummate the tender offer under such circumstances, Conrail will be entitled to exercise any additional remedies it may have.

   The full terms and conditions of the CSX and Norfolk offers and Conrail's position with respect to the CSX and Norfolk offers are set forth in documents filed by Conrail with the Securities and Exchange Commission.

   Pending approval by the Surface Transportation Board ("STB"), 100% of Conrail's voting stock will be held by CSX in a voting trust. The combination of the railroad operations of the two companies is contingent upon the approval of the merger by the STB.

3. Voluntary Separation Programs
   -----------------------------
   During the second quarter of 1996, the Company recorded a charge of $135 million (before tax benefits of $52 million) consisting of $102 million in termination benefits to be paid to non-union employees participating in the voluntary retirement and separation programs ("voluntary separation programs") and losses of $33 million on non-cancelable leases for office space no longer required as a result of the reduction in the Company's workforce. Over 840 applications were accepted from eligible employees under the voluntary separation programs. Approximately $90 million of the termination benefits are being paid from the Company's overfunded pension plan.

4. Property and Equipment
   ----------------------
                                              December 31,
                                           -----------------
                                              1996      1995
                                           -------   -------
                                              (In Millions)
  Roadway                                  $ 7,021   $ 6,828
  Equipment                                  1,231     1,213
  Less:  Accumulated depreciation           (1,654)   (1,572)
         Allowance for disposition            (408)     (439)
                                           -------    -------
                                             6,190     6,030
                                           -------    -------
  Capital leases (primarily equipment)         908       908
  Accumulated amortization                    (508)     (530)
                                           -------   -------
                                               400       378
                                           -------   -------
                                           $ 6,590   $ 6,408
                                           =======   =======

   Conrail acquired equipment and incurred related long-term debt under various capital leases of $82 million in 1996, $71 million in 1995 and $8 million in 1994. In 1995 (Note 10) and 1991, the Company recorded allowances for disposition for the sale or abandonment of certain under-utilized rail lines and other facilities.

5. Accrued and Other Current Liabilities
   -------------------------------------
                                                December 31,
                                               --------------
                                               1996      1995
                                               ----      ----
                                                (In Millions)
     Freight settlements due others            $ 48      $ 54
     Equipment rents (primarily car hire)        74        71
     Unearned freight revenue                    79        56
     Property and corporate taxes                49        66
     Other                                      194       247
                                               ----      ----
                                               $444      $494
                                               ====      ====


6. Long-Term Debt
   --------------
   Long-term debt outstanding, including the weighted average interest rates at December 31, 1996, is composed of the following:

                                             December 31,
                                          ------------------
                                            1996        1995
                                          ------      ------
                                             (In Millions)
     Capital leases                       $  491      $  489
     Medium-term notes payable,
       6.70%, due 1997 to 1999               109         208
     Notes payable, 9.75%, due 2000          250         250
     Debentures payable, 7.88%, due 2043     250         250
     Debentures payable, 9.75%, due 2020     544         544
     Equipment and other obligations, 6.55%  262         251
     Commercial paper, 5.53%                 100         100
                                          ------      ------
                                           2,006       2,092
     Less current portion                   (130)       (181)
                                          ------      ------
                                          $1,876      $1,911
                                          ======      ======

   Using current market prices when available, or a valuation based on the yield to maturity of comparable debt instruments having similar characteristics, credit rating and maturity, the total fair value of the Company's long-term debt, including the current portion, but excluding capital leases, is $1,685 million and $1,870 million at December 31, 1996 and 1995, respectively, compared with carrying values of $1,515 million and $1,603 million at December 31, 1996 and 1995, respectively.

   The Company's noncancelable long-term leases generally include options to purchase at fair value and to extend the terms. Capital leases have been discounted at rates ranging from 3.09% to 14.26% and are collateralized by assets with a net book value of $400 million at December 31, 1996.

   Minimum commitments, exclusive of executory costs borne by the Company, are:
                                   Capital         Operating
                                    Leases            Leases
                                   -------         ---------
                                        (In Millions)
          1997                       $ 107            $ 115
          1998                          96              104
          1999                          86               87
          2000                          64               76
          2001                          57               68
          2002 - 2017                  273              523
                                     -----            -----
          Total                        683            $ 973
                                                      =====
          Less interest portion       (192)
                                     -----
          Present value              $ 491
                                     =====

   Operating lease rent expense was $127 million in 1996, $130 million in 1995 and $118 million in 1994.

   In June 1993, the Company and CRC filed a shelf registration statement on Form S-3 to enable CRC to issue up to $500 million in debt securities or the Company to issue up to $500 million in convertible debt and equity securities. The remaining balance under this shelf registration was $312 million at December 31, 1996.

   In April 1996, CRC issued $50 million of Pass-Through Certificates at a rate of 6.96% to finance equipment. Although the certificates are not direct obligations of, or guaranteed by CRC, amounts payable under related capital leases will be sufficient to pay principal and interest on the certificates.

   In July 1996, CRC issued $26 million of 1996 Equipment Trust Certificates, Series A, with interest rates ranging from 6.0% to 7.48%, maturing annually from 1997 to 2011. The certificates were used to finance approximately 85% of the purchase price of twenty locomotives.

   In June 1996, CRC borrowed $69 million against the cash surrender value of the company-owned life insurance policies which it maintains on certain of its non-union employees.

   Equipment and other obligations mature in 1997 through 2043 and are collateralized by assets with a net book value of $253 million at December 31, 1996. Maturities of long-term debt other than capital leases and commercial paper are $65 million in 1997, $46 million in 1998, $46 million in 1999, $266 million in 2000, $17 million in 2001 and $975 million in total from 2002 through 2043.

   CRC had $199 million of commercial paper outstanding at December 31, 1996. Of the total amount outstanding, $100 million is classified as long-term since it is expected to be refinanced through subsequent issuances of commercial paper and is supported by the long-term credit facility mentioned below.

   CRC maintains a $500 million uncollateralized bank credit agreement with a group of banks which is used for general corporate purposes and to support CRC's commercial paper program. The agreement matures in 2000 and requires interest to be paid on amounts borrowed at rates based on various defined short-term rates and an annual maximum fee of .125% of the facility amounts. The agreement contains, among other conditions, restrictive covenants relating to a debt ratio and consolidated tangible net worth. During 1996, CRC had no borrowings under this agreement.

   Interest payments were $170 million in 1996, $177 million in 1995 and $174 million in 1994.

7. Income Taxes
   ------------
   The provisions for income taxes are composed of the following:

                                     1996       1995      1994
                                     ----       ----     -----
                                           (In Millions)
   Current
      Federal                        $ 90       $ 78      $104
      State                            10         15        16
                                     ----       ----      ----
                                      100         93       120
                                     ----       ----      ----
   Deferred
      Federal                         151        110       125
      State                            32         (2)       25
                                     ----       ----      ----
                                      183        108       150
                                     ----       ----      ----

   Special income tax obligation
      Federal                         (80)       (61)      (53)
      State                           (14)       (12)       (9)
                                     ----       ----      ----
                                      (94)       (73)      (62)
                                     ----       ----      ----
                                     $189       $128      $208
                                     ====       ====      ====


   In conjunction with the public sale in 1987 of the 85% of the Company's common stock then owned by the U.S. Government, federal legislation was enacted which resulted in a reduction of the tax basis of certain of the Company's assets, particularly property and equipment, thereby substantially decreasing tax depreciation deductions and increasing future federal income tax payments. Also, net operating loss and investment tax credit carryforwards were canceled. As a result of the sale-related transactions, a special income tax obligation was recorded in 1987 based on an estimated effective federal and state income tax rate of 37.0%.

   As a result of a decrease in a state income tax rate enacted during 1995, income tax expense for that year was reduced by $21 million representing the effects of adjusting deferred income taxes and the special income tax obligation for the rate decrease as required by SFAS 109, "Accounting for Income Taxes".

   In November 1996, the Company reached a settlement with the Internal Revenue Service related to the audit of the Company's consolidated federal income tax returns for the fiscal years 1990 through 1992. The Company made a payment of $39 million pending resolution of the final interest determination related to the settlement. Federal and state income tax payments were $145 million in 1996 (excluding tax settlement), $109 million in 1995 and $80 million in 1994.

   Reconciliations of the U.S. statutory tax rates with the effective tax rates are as follows:
                                          1996     1995    1994
                                          ----     ----    ----
       Statutory tax rate                 35.0%    35.0%   35.0%
       State income taxes,
         net of federal benefit            3.4      3.5     3.9
       Effect of state tax decrease
         on deferred taxes                         (5.3)
       Other                              (2.8)     (.5)     .2
                                          ----     ----    ----
       Effective tax rate                 35.6%    32.7%   39.1%
                                          ====     ====    ====

   Significant components of the Company's special income tax obligation and deferred income tax liabilities and (assets) are as follows:
                                                    December 31,
                                                  -----------------
                                                    1996       1995
                                                  ------     ------
                                                     (In Millions)
   Current assets (primarily accounts
     receivable)                                  $   (9)    $  (27)
   Current liabilities (primarily accrued
    liabilities and casualty reserves)              (245)      (265)
   Tax benefits related to disposition of
    subsidiary                                       (30)       (30)
   Net operating loss carryforwards                   (9)       (11)
                                                  ------     ------
   Current deferred tax asset, net                $ (293)    $ (333)
                                                  ======     ======
   Noncurrent liabilities:
    Property and equipment                         1,939      1,936
    Other long-term assets (primarily prepaid
     pension asset)                                   92         67
    Miscellaneous                                     98         66
                                                  ------     ------
                                                   2,129      2,069
                                                  ------     ------
   Noncurrent assets:
    Nondeductible reserves and other
     liabilities                                    (174)      (144)
    Tax benefit transfer receivable                  (36)       (33)
    Alternative minimum tax credits                             (38)
    Miscellaneous                                    (95)       (21)
                                                  ------     ------
                                                    (305)      (236)
                                                  ------     ------
   Special income tax obligation and
    deferred income tax liabilities, net          $1,824     $1,833
                                                  ======     ======


8. Employee Benefits
   -----------------
       Pension Plans
       -------------
   The Company and certain subsidiaries maintain defined benefit pension plans which are noncontributory for all non-union employees and generally contributory for participating union employees. Benefits are based primarily on credited years of service and the level of compensation near retirement. Funding is based on the minimum amount required by the Employee Retirement Income Security Act of 1974.

   Pension credits include the following components:

                                                       1996   1995   1994
                                                      -----   ----   ----
                                                          (In Millions)

   Service cost - benefits earned during the period   $   9   $  8   $  8
   Interest cost on projected benefit obligation         51     51     48
   Return on plan assets - actual                      (138)  (254)   (10)
                         - deferred                      47    167    (77)
   Net amortization and deferral                        (15)   (15)   (15)
                                                      -----   ----   ----
                                                      $ (46)  $(43)  $(46)
                                                      =====   ====   ====

   The funded status of the pension plans and the amounts reflected in the balance sheets are as follows:
                                                   1996        1995
                                                 ------       -----
                                                   (In Millions)
   Accumulated benefit obligation ($655 million
    and $603 million vested, respectively)       $  661      $  609
                                                 ======      ======
   Market value of plan assets                    1,187       1,168
   Projected benefit obligation                    (734)       (726)
                                                 ------      ------
   Plan assets in excess of projected
     benefit obligation                             453         442
   Unrecognized prior service cost                   36          50
   Unrecognized transition net asset                (90)       (120)
   Unrecognized net gain                           (231)       (157)
                                                 ------      ------
   Net prepaid pension cost                      $  168      $  215
                                                 ======      ======

   The assumed weighted average discount rates used in 1996 and 1995 are 7.5% and 7.0%, respectively, and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation as of December 31, 1996 and 1995 is 6.0%. The expected long-term rate of return on plan assets (primarily equity securities) in 1996 and 1995 is 9.0%.

       Savings Plans
       -------------
   The Company and certain subsidiaries provide 401(k) savings plans for union and non-union employees. Under the Non-union ESOP, 100% of employee contributions are matched in the form of ESOP Stock for the first 6% of a participating employee's base pay. There is no Company match provision under the union employee plan. Savings plan expense was $4 million in 1996 and 1995, and $5 million in 1994.

   In connection with the Non-union ESOP, the Company issued 9,979,562 of the authorized 10 million shares of its ESOP Stock to the Non-union ESOP in exchange for a 20 year promissory note with interest at 9.55% from the Non-union ESOP in the principal amount of $288 million. In addition, unearned ESOP compensation of $288 million was recognized as a charge to stockholders' equity coincident with the Non-union ESOP's issuance of its $288 million promissory note to the Company. The debt of the Non-union ESOP was recorded by the Company and offset against the promissory note from the Non-union ESOP. Unearned ESOP compensation is charged to expense as shares of ESOP Stock are allocated to participants. Approximately 2.7 million ESOP shares have been cumulatively allocated to participants through December 31, 1996, and a portion of these shares have been tendered to CSX (Note 2). An amount equivalent to the preferred dividends declared on the ESOP Stock partially offsets compensation and interest expense related to the Non-union ESOP.

   In 1994, the ESOP's promissory note to the Company was refinanced. As part of the refinancing, the interest rate was decreased to 8.0%, from the original 9.55%, and accrued interest of $21 million was capitalized as part of the principal balance of the promissory note.

   The Company is obligated to make dividend payments at a rate of 7.51% on the ESOP Stock and additional contributions in an aggregate amount sufficient to enable the Non-union ESOP to make the required interest and principal payments on its note to the Company.

   Interest expense incurred by the Non-union ESOP on its debt to the Company was $24 million in 1996 and 1995, and $30 million in 1994. Compensation expense related to the Non-union ESOP was $11 million in 1996, and $10 million in 1995 and 1994. Preferred dividends of $20 million were declared in 1996, and $21 million in 1995 and 1994. Preferred dividend payments of $25 million, $21 million and $16 million were made in 1996, 1995 and 1994, respectively. The Company received debt service payments from the Non-union ESOP of $40 million in 1996, $31 million in 1995 and $21 million in 1994.

       Postretirement Benefits Other Than Pensions
       -------------------------------------------
   The Company provides health and life insurance benefits to certain retired non-union employees. Certain non-union employees are eligible for retiree medical benefits, while substantially all non-union employees are eligible for retiree life insurance benefits. Generally, company-provided health care benefits terminate when individuals reach age 65.

   Retiree life insurance plan assets consist of a retiree life insurance reserve held in the Company's group life insurance policy. There are no plan assets for the retiree health benefits plan.

   The following sets forth the plans' funded status reconciled with amounts reported in the Company's balance sheets:

                                           1996                1995
                                    -----------------    -----------------
                                               Life                Life
                                     Medical Insurance   Medical Insurance
                                      Plan     Plan       Plan     Plan
                                              (In Millions)
   Accumulated postretirement benefit obligation:
     Retirees                          $44      $20        $38      $19
     Fully eligible active plan
      participants                       1                   5        1
     Other active plan participants               3                   5
                                       ---      ---        ---      ---
   Accumulated benefit obligation       45       23         43       25
   Market value of plan assets                  (10)                 (7)
                                       ---      ---        ---      ---
   Accumulated benefit obligation
    in excess of plan assets            45       13         43       18
   Unrecognized gains and (losses)      (1)       2          1       (1)
   Accrued benefit cost recognized
    in the Consolidated Balance        ---      ---        ---      ---
    Sheet                              $44      $15        $44      $17
                                       ===      ===        ===      ===
   Net periodic postretirement
    benefit cost, primarily
    interest cost                      $ 3      $ 1        $ 4      $ 1
                                       ===      ===        ===      ===

   An 8 percent rate of increase in per capita costs of covered health care benefits was assumed for 1997, gradually decreasing to 6 percent by the year 2007. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $2 million and would have an immaterial effect on the net periodic postretirement benefit cost for 1996. Discount rates of 7.5% and 7.0% were used to determine the accumulated postretirement benefit obligations for both the medical and life insurance plans in 1996 and 1995, respectively.

   The assumed rate of compensation increase was 6.0% in 1996 and 5.0% in 1995.

   Retiree medical benefits are funded by a combination of Company and retiree contributions. Retiree life insurance benefits are provided by insurance companies whose premiums are based on claims paid during the year.

9. Capital Stock
   -------------
        Preferred Stock
        ---------------
   The Company is authorized to issue 25 million shares of preferred stock with no par value. The Board of Directors has the authority to divide the preferred stock into series and to determine the rights and preferences of each.

   The Company cannot pay dividends on its common stock unless full cumulative dividends have been paid on its ESOP Stock, and no distributions can be made to the holders of common stock upon liquidation or dissolution of the Company unless the holders of the ESOP Stock have received a cash liquidation payment of $28.84375 per share, plus unpaid dividends up to the date of such payment. The ESOP Stock is convertible into an equivalent number of shares of common stock based on their respective market values at the date of conversion. The ESOP Stock is entitled to one vote per share, voting together as a single class with common stock on all matters.

   As a result of the CSX tender offer related to the proposed  merger (Note 2),
   2.2 million shares of ESOP Stock have been converted to common shares as a result of being removed from the Non-union ESOP 401(k) savings plan.

       Employee Benefits Trust
       -----------------------
   In 1995, the Company issued approximately 4.7 million shares of its common stock to the Conrail Employee Benefits Trust (the "Trust") in exchange for a promissory note of $250 million at an interest rate of 6.9%. The Trust is being used to fund certain employee benefits and other forms of compensation over its fifteen-year term. The amount representing unearned employee benefits is recorded as a deduction from stockholders' equity and is reduced as benefits and compensation are paid through the release of shares from the Trust. The shares owned by the Trust are valued at the closing market price as of the end of each reporting period, with corresponding changes in the balance of the Trust reflected in additional paid-in capital. The Trust has sold shares of Conrail common stock in connection with the CSX and Norfolk tender offers (Note 2) and has used the proceeds to repurchase shares of Conrail common stock in the open market. Shares held by the Trust are not considered outstanding for earnings per share computations until released by the Trust, but do have voting and dividend rights.

       Common Stock Repurchase Program
       -------------------------------
   In April 1995, the Board of Directors approved a $250 million multi-year stock repurchase program. During 1996, the Company acquired 2,225,738 shares for approximately $156 million under this program.

   At December 31, 1996, approximately $93 million remained available from this authorization; however, as a result of the proposed merger with CSX
   Corporation (Note 2), the Company will not make any additional stock repurchases under this program.

   The activity and status of treasury stock follow:

                                      1996         1995         1994
                                ----------    ---------    ---------
   Shares, beginning of year     3,297,717    1,789,164       83,745
    Acquired                     2,225,738    1,508,553    1,705,419
                                ----------    ---------   ----------
   Shares, end of year           5,523,455    3,297,717    1,789,164
                                ==========    =========   ==========

       Stock Plans
       -----------
   The Company's stock-based compensation plans as of December 31, 1996 are described below. The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. SFAS 123 was issued in 1995 and, if fully adopted, would change the method of recognition of costs on plans similar to those of the Company. Adoption of SFAS 123 is optional; however, the required pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 in 1996 and 1995 are presented below.

   The Company's 1987 and 1991 Long-Term Incentive Plans authorize the granting to officers and key employees of up to 4 million and 6.6 million shares of common stock, respectively, through stock options, stock appreciation rights, phantom stock and awards of restricted or performance shares. A stock option is exercisable for a specified term commencing after grant at a price not less than the fair market value of the stock on the date of grant. The vesting of awards made pursuant to these plans is contingent upon one or more of the following: continued employment, passage of time or financial and other performance goals.

   Effective November 1996, the Company's Board of Directors authorized the automatic vesting of all unvested stock options outstanding in connection with the Merger Agreement between CSX and the Company (Note 2).

   The activity and status of stock options under the incentive plans follow:
                                    Non-qualified Stock Options
                              -----------------------------------
                                    Option Price           Shares
                                       Per Share     Under Option
                              -----------------      ------------
   Balance, January 1, 1994    $14.000 - $60.500        1,966,321
       Granted                 $52.188 - $66.938           23,988
       Exercised               $14.000 - $51.375         (507,450)
       Canceled                $42.625 - $60.500         (118,904)
                                                     ------------
   Balance, December 31, 1994  $14.000 - $66.938        1,363,955
       Granted                 $50.688 - $68.563          516,757
       Exercised               $14.000 - $53.875         (200,940)
       Canceled                $42.625 - $53.875         (123,560)
                                                     ------------
   Balance, December 31, 1995  $14.000 - $68.563        1,556,212
       Granted                 $68.563 - $96.063          551,038
       Exercised               $14.000 - $73.250       (1,268,085)
       Canceled                $42.625 - $70.031           (3,984)
                                                     ------------
   Balance, December 31, 1996  $14.000 - $96.063          835,181
                                                     ============
   Exercisable,
      December 31, 1996        $14.000 - $74.188          831,481
                                                     ============
   Available for future grants
      December 31, 1995                                 1,188,193
                                                     ============
      December 31, 1996                                 3,969,317
                                                     ============


   The weighted average exercise prices of options granted during 1996 and 1995 are $70.130 per share and $51.204 per share, respectively. The weighted average exercise prices of options exercised during 1996 and 1995 are $48.32 per share and $31.16 per share, respectively. The average remaining maximum terms of options is not considered meaningful given the events that have occurred as a result of the proposed merger with CSX (Note 2).

   The fair value of each option granted during 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: (1) dividend yield of 2.43%, (2) expected volatility of 25.25%, (3) risk-free interest rate of 5.51%, and (4) expected life of 4 years. The weighted average fair value of options granted during 1996 and 1995 is $16.00 per share and $13.12 per share, respectively.

   Had the compensation cost for the Company's 1996 and 1995 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income, primary earnings per share and fully diluted earnings per share for 1996 and 1995 would approximate the pro forma amounts below ($ in millions except per share data):

                                                 1996    1995
                                                -----   -----
   Net income as reported                       $ 342   $ 264
   Net income pro forma                           335     262

   Primary earnings per share                   $4.25   $3.19
   Primary earnings per share pro forma          4.16    3.16

   Fully diluted earnings per share             $3.89   $2.94
   Fully diluted earnings per share pro forma    3.81    2.92

   The Company has granted phantom shares and restricted stock under its non-union employee bonus plans to eligible employees who elect to defer all or a portion of their annual bonus in a given year. The number of shares granted depends on the length of the deferral period. Grants are made at the market price of the Company's common stock at the date of grant. The Company has granted 148,749 shares and 337,329 shares of phantom and restricted stock, respectively, under its non-union employee bonus plans through December 31, 1996. The Company has also granted 73,344 performance shares under its 1991 Long-Term Incentive Plan through December 31, 1996. Compensation expense related to these plans was $2 million in 1996 and $3 million in 1995. The weighted-average fair value for the phantom shares and restricted stock granted during 1996 and 1995 was $68.02 per share and $52.88 per share, respectively.

       Stock Rights
       ------------
   In 1989, the Company declared a dividend of one common share purchase right (the "Right") on each outstanding share of common stock. The Rights are not exercisable or transferable apart from the common stock until the occurrence of certain events arising out of an actual or potential acquisition of 10% or more of the Company's common stock, and would at such time provide the holder with certain additional entitlements. However, under the terms of the Merger Agreement (Note 2) the CSX tender offer does not constitute an event that would result in the Rights becoming exercisable. In 1995, a dividend of one Right for each share of ESOP Stock was declared and paid. The exercise price of the Rights is $205. The Rights may be redeemed by the Company prior to becoming exercisable at one-half cent ($.005) per Right and have no voting or dividend rights.

10.Asset Disposition Charge
   ------------------------
   Included in 1995 operating expenses is an asset disposition charge of $285 million, which reduced net income by $176 million. The asset disposition charge resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically supported current and expected operations. The Company identified and has committed to sell 1,800 miles of rail lines that are expected to provide proceeds substantially less than net book value. In addition, other assets, principally yards and side tracks, identified for disposition were written down to estimated net realizable value (See Note 1 "Asset Impairment").

11.1994 Early Retirement Program
   -----------------------------
   During 1994, the Company recorded a charge of $84 million, which reduced net income by $51 million, for a non-union employee voluntary early retirement program and related costs. The majority of the cost of the early retirement program is being paid from the Company's overfunded pension plan.

12.Other Income, Net
   -----------------
                                  1996       1995    1994
                                  ----       ----    ----
                                       (In Millions)
      Interest income             $ 29       $ 33    $ 34
      Rental income                 50         57      53
      Property sales                23         27      18
      Other, net                    10         13      13
                                  ----       ----    ----
                                  $112       $130    $118
                                  ====       ====    ====

13.Commitments and Contingencies
   -----------------------------
       Environmental
       -------------
   The Company is subject to various federal, state and local laws and regulations regarding environmental matters. CRC is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including Superfund laws, and has also received inquiries from governmental agencies with respect to other potential environmental issues. At December 31, 1996, CRC has received, together with other companies, notices of its involvement as a potentially responsible party or requests for information under the Superfund laws with respect to cleanup and/or removal costs due to its status as an alleged transporter, generator or property owner at 135 locations. However, based on currently available information, the Company believes CRC may have some potential responsibility at only 61 of these sites. Due to the number of parties involved at many of these sites, the wide range of costs of possible remediation alternatives, the changing technology and the length of time over which these matters develop, it is often not possible to estimate CRC's liability for the costs associated with the assessment and remediation of contaminated sites.

   Although the Company's operating results and liquidity could be significantly affected in any quarterly or annual reporting period if CRC were held principally liable in certain of these actions, at December 31, 1996, the Company had accrued $55 million, an amount it believes is sufficient to cover the probable liability and remediation costs that will be incurred at Superfund sites and other sites based on known information and using various estimating techniques. The Company believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

   The Company spent $11 million in 1996, $14 million in 1995 and $8 million in 1994 for environmental remediation and related costs and anticipates spending an amount comparable to that spent in 1996 during 1997. In addition, the Company's capital expenditures for environmental control and abatement projects were approximately $6 million in 1996 and 1995, and $5 million in 1994, and are anticipated to be approximately $10 million in 1997.

   The Environmental Quality Department is charged with promoting the Company's compliance with laws and regulations affecting the environment and instituting environmentally sound operating practices. The department monitors the status of the sites where the Company is alleged to have liability and continually reviews the information available and assesses the adequacy of the recorded liability.

       Other
       -----
   The Company is involved in various legal actions, principally relating to occupational health claims, personal injuries, casualties, property damage and damage to lading. The Company has recorded liabilities on its balance sheet for amounts sufficient to cover the expected payments for such actions.

   The Company may be contingently liable for approximately $63 million at December 31, 1996 under indemnification provisions related to sales of tax benefits.

   CRC had an average of 20,761 employees in 1996, approximately 87% of whom are represented by 14 different labor organizations and are covered by 22 separate collective bargaining agreements. The Company was engaged in collective bargaining at December 31, 1996 with labor organizations representing approximately 22% of its labor force.

   In 1994, Locomotive Management Services, a general partnership of which CRC holds a fifty percent interest, issued $96 million of Equipment Trust
   Certificates to fund the purchase price of 60 new locomotives. While principal and interest payments on certificates will be fully guaranteed by CRC, through a sharing agreement with its partner, CRC's portion of the guarantee is reduced to approximately $48 million, effective January 1, 1997, with the Company's purchase of twenty of the locomotives.

   CRC has received three adverse jury verdicts related to railroad crossing accidents in Ohio that include significant punitive damage awards that collectively approximate $30 million. CRC believes the punitive damage awards in those cases are improper and that it has meritorious defenses, which it plans to pursue on appeal. The Company is not presently able to reasonably estimate the ultimate outcome of these cases, and accordingly, no expense for such awards has been recorded as of December 31, 1996.

   As part of the Merger Agreement (Note 2), the Company may be a party to certain stock purchase options or, under certain circumstances, be required to pay substantial termination fees.

14.    Condensed Quarterly Data (Unaudited)
       -----------------------------------

                                                  First            Second            Third            Fourth
                                              ------------     -------------     -------------     ------------
                                              1996    1995     1996     1995     1996     1995     1996    1995
                                              ----    ----     ----     ----     ----     ----     ----    ----
                                                               ($ In Millions Except Per Share)

       Revenues                                $889    $889     $949     $923     $933     $923     $943    $951
          Income (loss) from operations          69     114       54      180      235      208      243     (46)
          Net income (loss)                      31      55       26      123      138      116      147     (30)
          Net income (loss) per common share:
            Primary                             .36     .66      .30     1.52     1.74     1.44     1.86    (.43)
            Fully diluted                       .35     .61      .29     1.37     1.58     1.31     1.70    (.43)
          Ratio of earnings to fixed charges   1.75x   2.39x    1.57x    3.42x    4.77x    4.02x    4.91x      -
          Dividends per common share           .425    .375     .425     .375     .475     .425     .475    .425
          Market prices per common share
            (New York Stock Exchange)
            High                             77 1/4  57 5/8   73 1/4   56 1/4   74 5/8   70 1/4  100 7/8  74 3/8
            Low                              67 5/8  50 1/2   66 1/4   51 1/8   63 3/4   55 1/8   68 1/2  65 1/2


   During the second quarter of 1996, the Company recorded a one-time charge of $135 million for the non-union employee voluntary early retirement and separation programs and related costs, which reduced net income by $83 million (Note 3). Without this charge, net income would have been $109 million for the quarter ($1.37 and $1.25 per share, primary and fully diluted, respectively).

   As a result of a decrease in a state income tax rate enacted during the second quarter of 1995, income tax expense was reduced by $21 million representing the effects of adjusting deferred income taxes and the special income tax obligation for the rate decrease as required under SFAS 109 (Note
   7). Without this one-time tax benefit, the Company's net income for the quarter would have been $102 million ($1.25 and $1.14 per share, primary and fully diluted, respectively). During the fourth quarter of 1995, an asset disposition charge reduced income from operations by $285 million and adversely affected the quarter's net income by $176 million (Note 10). Without the asset disposition charge, net income would have been $146 million ($1.82 and $1.65 per share, primary and fully diluted, respectively) for the fourth quarter of 1995. After the asset disposition charge, earnings were insufficient by $58 million to cover fixed charges for the quarter.